Exhibit 99.2

Press Release
www.shire.com

Director/PDMR Shareholding

June 30, 2016 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that Ordinary Shares (“Shares”) and American Depositary Shares (“ADSs”) in the Company, as set out below, have been acquired today for the Non-Executive Directors, being the part of their total fees that are paid in shares for the period of service from April 1 to June 30, 2016.

	Type of Security (1)	Number of Shares/ADSs
Dominic Blakemore	Shares	150
Olivier Bohuon	Shares	134
William Burns	Shares	190
Gail Fosler	ADSs	13
Dr. Steven Gillis	ADSs	61
Dr. David Ginsburg	ADSs	57
Susan Kilsby	ADSs	189
Sara Mathew	ADSs	54
Anne Minto	Shares	179
Albert Stroucken	ADSs	17

(1)	One ADS is equal to three Shares.

The Shares and ADSs were acquired on the London Stock Exchange and NASDAQ respectively at £44.6306 per Share and $182.7877 per ADS.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

Oliver Strawbridge
Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

NOTES TO EDITORS

Shire is the leading global biotechnology company focused on serving people with rare diseases and other highly specialized conditions. We strive to develop best-in-class products, many of which are available in more than 100 countries, across core therapeutic areas including Hematology, Immunology, Neuroscience, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; a growing franchise in Oncology; and an emerging, innovative pipeline in Ophthalmics.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com

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